UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 3)1

Extreme Networks, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

30226D106
(CUSIP Number)

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 9, 2011
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,138,936
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,138,936
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,138,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS OPTIMUM INVESTMENTS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 98,637
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 98,637
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS NAVIGATION MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON COWEN OVERSEAS INVESTMENT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 329,327
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 329,327
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 329,327
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS ENTERPRISE MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 427,964
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 427,964
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 427,964
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,138,936
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,138,936
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,138,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RAMIUS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,566,900
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,566,900
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON COWEN GROUP, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,566,900
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,566,900
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON RCG HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,566,900
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,566,900
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON C4S & CO., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,566,900
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 4,566,900
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON PETER A. COHEN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 4,566,900
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 4,566,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON MORGAN B. STARK
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 4,566,900
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 4,566,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON JEFFREY M. SOLOMON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 4,566,900
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 4,566,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 30226D106

1	NAME OF REPORTING PERSON THOMAS W. STRAUSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 4,566,900
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 4,566,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,566,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 30226D106

The following constitutes Amendment No. 3 (“Amendment No. 3”) to the Schedule 13D filed by the undersigned.  This Amendment No. 3 amends the Schedule 13D as specifically set forth.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by Value and Opportunity Master Fund, ROIL and COIL were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, as set forth in Schedule A, which is incorporated by reference herein.  The aggregate purchase cost of the 4,566,900 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, ROIL and COIL is approximately $12,681,988, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 91,443,645 Shares outstanding, as of January 31, 2011, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 3, 2011.

A.	Value and Opportunity Master Fund

(a)	As of close of the close of business on February 11, 2011, Value and Opportunity Master Fund beneficially owned 4,138,936 Shares.

Percentage: Approximately 4.5%.

(b)	1. Sole power to vote or direct vote: 4,138,936
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,138,936
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Value and Opportunity Master Fund during the past 60 days are set forth in Schedule A and are incorporated herein by reference.

B.	Navigation Master Fund

(a)	As of the close of business on February 11, 2011, Navigation Master Fund did not beneficially own any Shares.

Percentage: 0.0%.

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 0

(c)	Navigation Master Fund has not entered into any transactions in the Shares during the past 60 days.

CUSIP NO. 30226D106

C.	ROIL

(a)	As of the close of business on February 11, 2011, ROIL beneficially owned 98,637 Shares.

Percentage: Less than 1%.

(b)	1. Sole power to vote or direct vote: 98,637
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 98,637
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by ROIL during the past 60 days are set forth in Schedule A and are incorporated herein by reference.

D.	COIL

(a)	As of the close of business on February 11, 2011, COIL beneficially owned 329,327 Shares.

Percentage: Less than 1%.

(b)	1. Sole power to vote or direct vote: 329,327
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 329,327
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by COIL during the past 60 days are set forth in Schedule A and are incorporated herein by reference.

E.	Enterprise Master Fund

(a)	As of the close of business on February 11, 2011, Enterprise Master Fund did not beneficially own any Shares.

Percentage: 0.0%.

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 0

(c)	Enterprise Master Fund has not entered into any transactions in the Shares during the past 60 days.

F.	Ramius Advisors

(a)	Ramius Advisors, as the managing member of ROIL and the general partner of COIL, may be deemed the beneficial owner of the (i) 98,637 Shares owned by ROIL and (ii) 329,327 Shares owned by COIL.

CUSIP NO. 30226D106

Percentage: Less than 1%.

(b)	1. Sole power to vote or direct vote: 427,964
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 427,964
4. Shared power to dispose or direct the disposition: 0

(c)
Ramius Advisors has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of ROIL and COIL are set forth in Schedule A and are incorporated herein by reference.

G.	Value and Opportunity Advisors

(a)	Value and Opportunity Advisors, as the investment manager of Value and Opportunity Master Fund may be deemed the beneficial owner of the 4,138,936 Shares owned by Value and Opportunity Master Fund.

Percentage: Approximately 4.5%.

(b)	1. Sole power to vote or direct vote: 4,138,936
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,138,936
4. Shared power to dispose or direct the disposition: 0

(c)
Value and Opportunity Advisors has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund are set forth on Schedule A and incorporated herein by reference.

H.	Ramius

(a)
Ramius, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed the beneficial owner of the (i) 4,138,936 Shares owned by Value and Opportunity Master Fund, (ii) 98,637 Shares owned by ROIL and (iii) 329,327 Shares owned by COIL.

Percentage: Approximately 4.99%.

(b)	1. Sole power to vote or direct vote: 4,566,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,566,900
4. Shared power to dispose or direct the disposition: 0

(c)
Ramius has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund, ROIL and COIL are set forth on Schedule A and incorporated herein by reference.

I.	Cowen

(a)
Cowen, as the sole member of Ramius, may be deemed the beneficial owner of the (i) 4,138,936 Shares owned by Value and Opportunity Master Fund, (ii) 98,637 Shares owned by ROIL and (iii) 329,327 Shares owned by COIL.

CUSIP NO. 30226D106

Percentage: Approximately 4.99%.

(b)	1. Sole power to vote or direct vote: 4,566,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,566,900
4. Shared power to dispose or direct the disposition: 0

(c)
Cowen has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund, ROIL and COIL are set forth on Schedule A and incorporated herein by reference.

J.	RCG Holdings

(a)
RCG Holdings, as a significant shareholder of Cowen, may be deemed the beneficial owner of the (i) 4,138,936 Shares owned by Value and Opportunity Master Fund, (ii) 98,637 Shares owned by ROIL and (iii) 329,327 Shares owned by COIL.

Percentage: Approximately 4.99%.

(b)	1. Sole power to vote or direct vote: 4,566,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,566,900
4. Shared power to dispose or direct the disposition: 0

(c)
RCG Holdings has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund, ROIL and COIL are set forth on Schedule A and incorporated herein by reference.

K.	C4S

(a)
C4S, as the managing member of RCG Holdings, may be deemed the beneficial owner of the (i) 4,138,936 Shares owned by Value and Opportunity Master Fund, (ii) 98,637 Shares owned by ROIL and (iii) 329,327 Shares owned by COIL.

Percentage: Approximately 4.99%.

(b)	1. Sole power to vote or direct vote: 4,566,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,566,900
4. Shared power to dispose or direct the disposition: 0

(c)
C4S has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund, ROIL and COIL are set forth on Schedule A and incorporated herein by reference.

CUSIP NO. 30226D106

L.	Messrs. Cohen, Stark, Strauss and Solomon

(a)
Each of Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, may be deemed the beneficial owner of the (i) 4,138,936 Shares owned by Value and Opportunity Master Fund, (ii) 98,637 Shares owned by ROIL and (iii) 329,327 Shares owned by COIL.

Percentage: Approximately 4.99%.

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,566,900
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,566,900

(c)
None of Messrs. Cohen, Stark, Strauss or Solomon has entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of Value and Opportunity Master Fund, ROIL and COIL are set forth on Schedule A and incorporated herein by reference.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)	As of February 11, 2011, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares of the Issuer.

CUSIP NO. 30226D106

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2011

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By: Ramius Value and Opportunity Advisors LLC,
       its investment manager

RAMIUS NAVIGATION MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS ENTERPRISE MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By: Ramius LLC,
       its sole member

RAMIUS OPTIMUM INVESTMENTS LLC
By: Ramius Advisors, LLC,
       its managing member

COWEN OVERSEAS INVESTMENT LP
By: Ramius Advisors, LLC,
       its general partner

RAMIUS ADVISORS, LLC
By: Ramius LLC,
       its sole member

RAMIUS LLC
By: Cowen Group, Inc.,
       its sole member

COWEN GROUP, INC.

RCG HOLDINGS LLC
By: C4S & Co., L.L.C.,
       its managing member

C4S & CO., L.L.C.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	Authorized Signatory

/s/ Owen S. Littman
OWEN S. LITTMAN
As attorney-in-fact for Jeffrey M. Solomon, Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP NO. 30226D106

SCHEDULE A

Transactions in the Shares During the Past 60 Days

Shares of Common Stock (Sold)	Price Per Share($)	Date of Sale

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

(31,901)	3.1048	12/16/2010
(58,727)	3.1330	12/17/2010
(21,841)	3.1536	12/20/2010
(23,473)	3.1758	12/21/2010
(39,514)	4.0924	2/09/2011
(13,941)	4.0000	2/10/2011
(113,286)	4.0000	2/11/2011
(121,872)	4.0091	2/11/2011

RAMIUS OPTIMUM INVESTMENTS LLC

(761)	3.1048	12/16/2010
(1,400)	3.1330	12/17/2010
(521)	3.1536	12/20/2010
(559)	3.1758	12/21/2010
(942)	4.0924	2/09/2011
(333)	4.0000	2/10/2011
(2,700)	4.0000	2/11/2011
(2,905)	4.0091	2/11/2011

COWEN OVERSEAS INVESTMENT LP

(2,538)	3.1048	12/16/2010
(4,673)	3.1330	12/17/2010
(1,738)	3.1536	12/20/2010
(1,868)	3.1758	12/21/2010
(3,144)	4.0924	2/09/2011
(1,109)	4.0000	2/10/2011
(9,014)	4.0000	2/11/2011
(9,697)	4.0091	2/11/2011